Exhibit 10.1

JOINT VENTURE AGREEMENT

OF

TRANSCOASTAL CORPORATION/CORE RESOURCE MANAGEMENT, INC. MULTI-WELL JOINT VENTURE

(A TEXAS JOINT VENTURE)

THIS JOINT VENTURE AGREEMENT is made and entered into effective July 31, 2014, by and among TransCoastal Corporation ("TransCoastal"), a Delaware Corporation with offices and principal place of business at 17304 Preston Road, Suite 700, Dallas, TX 75252, as the Managing Venturer, and Core Resource Management, Inc. ("Core"), a Nevada corporation with offices and principal place of business at 3131 E. Camelback Road, Suite 215, Phoenix, Arizona 85016.  All of the parties admitted to the Joint Venture created hereby shall be Joint Venturers, as provided herein. All capitalized terms used herein shall have the meaning assigned thereto in Section 1.7 hereof, unless otherwise defined elsewhere herein.

ARTICLE I

GENERAL

1.1:               Formation of Joint Venture. The parties hereby form a joint venture pursuant to the laws of the State of Texas, which shall be governed by this Agreement and the provisions of the Texas Business Organizations Code.

1.2:               Managing Venturer. TransCoastal shall be the Managing Venturer of the Joint Venture, and the address of such Managing Venturer is the address of TransCoastal as designated above.

1.3:               Name. The name of the Joint Venture shall be "TRANSCOASTAL CORPORATION/CORE RESOURCE MANAGEMENT, INC. MULTI-WELL JOINT VENTURE." The name of the Joint Venture may be changed at any time and from time to time, or the Joint Venture may operate under different names in any jurisdiction in which the Joint Venture does business, as determined by Vote of the Venturers.

1.4:               Principal Business. The purposes for which the Joint Venture is organized are:

(a)                 To acquire all or part of the Working Interest in up to ten (10) oil and gas Prospect Wells more fully described in Exhibit "A" attached hereto ("Prospect Wells");

(b)                To acquire, drill or otherwise explore for, discover, develop, and operate the Prospect Wells, or any interest therein whether on its own behalf or in association with others as joint venture, partners or otherwise;

(c)                 To purchase, acquire, sell, dispose, explore, operate and produce oil, gas, minerals and properties and all things incident to the Prospect Wells including, but not limited to the making of dry hole and bottom hole contributions, and with respect to the business of the Joint Venture, the construction and operation, alone or with others, of any project or operation incident to the Prospect Wells for the treatment or refining of oil, gas and minerals and for the construction of systems for the production, collection, storage, treatment or delivery of the same or the products thereof;

(d)               To perform any acts as the Joint Venture in its sole discretion determines to be necessary, desirable or convenient in accomplishing the foregoing purposes and any other purpose permissible under the laws of the State of Texas..

1.5:               Principal Place of Business. The location of the principal place of business of the Joint Venture is 17304 Preston Road, Suite 700, Dallas, TX 75252, or such other place or places as the Joint Venture determines by the Managing Venturer.

1.6:               Term. The Joint Venture shall be effective from and after the date that first appears on this document. The Joint Venture shall terminate on the earlier to occur of:

(a)	July 31, 2044;

(b)	Such date as the Ventures, by Vote, may elect;

(c)	The business of the Venture has ceased; or

(d)	such date as is required by Section 9.1 hereof.

1.7:               Definitions. For the purposes of this Agreement, the following terms shall have the meanings indicated:

"ADDITIONAL ASSESSMENT CONTRIBUTIONS" means with respect to any Participating Venturer the sum of the Additional Assessments paid by such Participating Venturer on his or her own behalf plus the Additional Assessments paid by such Participating Venturer on behalf of a Non-Participating Venturer.

"ADDITIONAL ASSESSMENTS" means assessments of Venturers requested by the Joint Venture to fund Subsequent Operations.

"ADJUSTED CAPITAL ACCOUNT DEFICIT" means, with respect to any Venturer, the deficit balance, if any, in such Venturer's Capital Account as of the end of the taxable year, after giving effect to the following adjustments: (a) credit to such Capital Account that amount which such Venturer is obligated to restore under section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations, as well as any addition thereto pursuant to the next to last sentence of sections 1.704-2(g)(1) and (i)(5) of the Treasury Regulations, after taking into account there under any changes during such year in partnership minimum gain (as determined in accordance with section 1.704-2(d) of the Treasury Regulations) and in the minimum gain attributable to any Venturer for nonrecourse debt (as determined under section 1.704-2(i)(3) of the Treasury Regulations); and (b) debit to such Capital Account items described in sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations. This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation sections 1.704-1(b)(2)(ii)(d) and 1.704-2, and will be interpreted consistently with those provisions.

"AFFILIATE" with respect to the Managing Venturer means:

(a)                any person or entity directly or indirectly owning, controlling or holding, with power to vote, ten percent (10%) or more of the outstanding voting securities of the Managing Venturer;

(b)                any entity, 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by the Managing Venturer;

(c)                any person or entity directly or indirectly controlling, controlled by or under common control of the Managing Venturer;

(d)                any officer, director or partner of the Managing Venturer; and

(e)                if the Managing Venturer is an officer, director or partner, any company for which the Managing Venturer acts in any such capacity.

For purposes of this Agreement, any partnership of which TransCoastal is a general partner, or any joint venture in which TransCoastal is a joint venturer, is an Affiliate of TransCoastal.

"AGREEMENT" or "JOINT VENTURE AGREEMENT" means this Agreement between TransCoastal and Core as the Venturers, together with all amendments hereto.

"AMOUNT REALIZED" means the amount realized by the Joint Venture for federal income tax purposes on a sale of a Joint Venture oil and gas property.

"CAPITAL ACCOUNTS" means with respect to any Venturer, the capital account maintained for such Venturer pursuant to Section 8.1 hereof.

"CODE" means the Internal Revenue Code of 1986, as from time to time amended and any federal legislation that may be substituted there for.

"COMPLETION" of a well is an indefinite term. In the context of the Venture, Completion shall mean the cleaning out of a well after reaching a specific depth, and/or conducting those processes or operations which the Managing Venturer decides to employ in a good faith effort to make a well capable of producing oil and/or gas in commercial quantities or determine that it will not produce oil and/or gas in commercial quantities. Such effort shall not require an obligation by the Managing Venturer or the Venture to attempt Completion in more than one potentially productive horizon or geological formation and does not include stimulation procedures or installation of pumping or lifting equipment.

"FARMOUT" means an agreement whereby the Joint Venture would agree to assign its interest in a certain specific leasehold or a working interest owned by it to other parties, while retaining some part of its original interest (such as an overriding royalty interest, oil and/or gas payment, offset acreage, or other type of interest), subject to the drilling of one or more specified wells or other performance by the other parties as a condition of the assignment.

"GROSS ASSET VALUE" shall mean, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

(a)                The initial Gross Asset Value of any asset contributed by a Venturer to the Venture shall be the gross fair market value of such asset, as determined by mutual agreement in writing of the Venturers;

(b)                The Gross Asset Value of any Venture asset distributed to any Venturer shall be the gross fair market value of such asset on the date of distribution; and

(c)                The Gross Asset Values of Venture assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code section 734(b) or Code section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treas. Reg. section 1.704-1(b)(2)(iv)(m) and Section 8.4.3(h); provided, however, that Gross Asset Values shall not be adjusted pursuant to this Subsection (d) to the extent the Managing Venturer determines that an adjustment pursuant to Subsection (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Subsection (d).

(d)                If the Gross Asset Value of an asset has been determined or adjusted pursuant to Subsection (a) or (c), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

"HOLDER OF RECORD" means the person in whose name any Unit is then registered on the books and records of the Joint Venture pursuant to Section 2.5 hereof.

"INITIAL JOINT VENTURE CAPITAL" means the total capital contribution to the Joint Venture actually paid or contributed by the Managing Venturer and Venturers as represented by Units but excluding Additional Assessments.

"INITIAL OPERATIONS" means any Joint Venture activity commenced in connection with the acquisition of the Venture's interest in the Wellbore Lease(s) and the drilling and Completion of the Prospect Wells and the production of oil and/or gas there from, if any.  The term "INITIAL OPERATIONS", however, does not include deepening, plugging back, side tracking, or any activities to complete the well in more than one zone all of which are covered by "Special Assessments".

"LEASE" means the oil, gas or mineral lease for each wellbore more specifically referred to in Exhibit "A" attached hereto and incorporated by reference herein.

"LIQUIDATOR" means the Liquidating Trustee(s) designated in Section 9.3 hereof to handle the liquidation of the Joint Venture.

"MANAGING VENTURER" means the person or entity appointed to act in the capacity of the managing joint venturer of the Joint Venture. The initial Managing Venturer shall be TransCoastal.

"NET CASH FLOW" means monies available from the operation of the Joint Venture without deduction for depreciation but after deducting monies used to pay or establish a reserve for all other expenses, debt payments, improvements and repairs related to the Operation and administration of the Joint Venture all as determined by the Managing Venturer.

"NET PROCEEDS" means the amount realized by the Joint Venture on the disposition of a Joint Venture property, less all fees, costs or expenses paid or to be paid with respect thereto and the amount of indebtedness (if any) of the Joint Venture paid or to be paid from such monies.

"NON-PARTICIPATING VENTURER" means any Venturer who fails to contribute Completion Assessments, Special Assessments, or Additional Assessments.

"NONRECOURSE DEDUCTIONS" shall have the meaning set forth in Treas. Reg. section 1.704-2(b)(1).

"NONRECOURSE LIABILITY" shall have the meaning set forth in Treas. Reg. section 1.704-2(b)(3).

"OPERATIONS" shall mean any Joint Venture activity related to (i) acquiring the Prospect sites; (ii) Completing, Recompleting, equipping, fracking, reworking, deepening, capping or plugging the Prospect Wells; (iii) installing pumping, production, processing, gathering and/or transporting facilities to produce, process, gather, and/or transport any oil or gas produced from the Prospect Wells; (iv) conducting any secondary recovery operation on or with respect to the Prospect; or (v) conducting any activity incident to the foregoing as may be deemed necessary by the Venturers in furtherance of a Joint Venture purpose.

"PARTICIPATING VENTURER" means any Venturer, including the Managing Venturer, electing pursuant to the provisions of Sections 2.09 or 2.10 to contribute Special Assessments or Additional Assessments with respect to any particular action covered by Special Assessments or a Subsequent Operation, and/or any additional Venturers admitted to the Joint Venture to contribute Additional Assessments with respect to any particular Subsequent Operation on behalf of a Non-Participating Venturer.

"PARTNER NONRECOURSE DEBT MINIMUM GAIN" shall mean an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treas. Reg. section 1.704-2(i).

"PARTNER NONRECOURSE DEBT" shall have the meaning set forth in Treas. Reg. section 1.704-2(b)(4).

"PARTNER NONRECOURSE DEDUCTIONS" shall have the meaning set forth in Treas. Reg. sections 1.704-2(i)(1) and 1.704-2(i)(2).

"PARTNERSHIP MINIMUM GAIN" shall have the meaning set forth in Treas. Reg. sections 1.704-2(b)(2) and 1.704-2(d).

"PAYOUT" shall mean that point when a Venturer receives aggregate distributions from the Venture equal to its initial capital contribution to each well and any Additional Assessment Contributions made by the Venturer prior to Payout on a per well basis.

"PROFITS" and "LOSSES" means, for each fiscal year or other period, an amount equal to the Venture's taxable net income or loss for such year or period, determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)                Such Profits and Losses will be computed as if items of tax-exempt income and nondeductible, noncapital expenditures (under Code sections 705(a)(1)(B) and 705(a)(2)(B)) were included in the computation of taxable income or loss;

(b)                Any expenditures of the Venture described in Code section 705(a)(2)(B) or treated as Code section 705(a)(2)(B) expenditures pursuant to Treasury Regulation section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c)                In the event the Gross Asset Value of any Venture asset is adjusted pursuant to Subsection (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d)                Credits or debits to Capital Accounts due to a revaluation of Venture assets in accordance with Regulation section 1.704 1(b)(2)(iv)(f), or due to a distribution of noncash assets, will be taken into account as gain or loss from the disposition of such assets for purposes of computing Profits and Losses;

(e)                To the extent an adjustment to the adjusted tax basis of any Venture property pursuant to Code section 734(b) is required, pursuant to Regulation section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Venturer's interest in the Venture, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the property) or loss (if the adjustment decreases such basis) from the disposition of such property and shall be taken into account for purposes of computing Profits or Losses. and

(f)                  in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year, computed in accordance with the definition of “Depreciation”; and

(g)               Notwithstanding anything in this definition of the terms "Profits" and "Losses" to the contrary, any items that are specially allocated pursuant to this Agreement shall not be taken into account in computing Profits or Losses.

"PROSPECT WELLS' shall have the meaning attributed to it in Section 1.4(a) of this Agreement.

"SUBSEQUENT OPERATIONS" means activities not part of Initial Operations that the Managing Venturer deems necessary to further develop the Prospect Wells(s) subsequent to the drilling or Completion of the Prospect Wells.

"SUBSTITUTE VENTURER" means any person not previously a Venturer who purchases Units from a Venturer in accordance with the terms of this Agreement. After admission, all Substitute Venturers shall have all of the rights of a Venturer.

"TEXAS CODE" means the Texas Business Organizations Code, as from time to time amended.

"TREAS. REG.," "TREASURY REGULATION" or "REGULATION" shall mean the income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

"UNITS" means interests in the Joint Venture authorized in accordance with the provisions of Article II hereof and allocated to the Venturers as shown on the books and records of the Joint Venture on the date of the event for which such Units are to be computed.

"VENTURE" or "JOINT VENTURE" means this Joint Venture formed under Texas law and governed by this Agreement and the Texas Business Organizations Code. The Joint Venture will not commence Initial Operations until the Venture has reached minimum capitalization.

"VENTURERS" means all persons or entities that are a party to this Agreement and participate in Units and are accepted as Venturers pursuant to this Agreement. The term "VENTURER" refers to any Venturer or to the Managing Venturer of the Joint Venture, as the context requires. Venturers are considered general partners under the Texas Business Organizations Code.

"VOTE" refers to the right of the Venturers, subject to all limitations set forth in the Joint Venture Agreement, to decide any matter that may be submitted for decision by the Venturers in accordance with the express written terms of the Joint Venture Agreement or under provisions of the Texas Code. Each Venturer, including the Managing Venturer, shall be entitled to cast one vote for every Unit held of record by him (her) on the date when notice is given for a matter to be voted upon. Except as otherwise expressly provided in the Joint Venture Agreement, a Vote of the Venturers owning 51% of the Units shall be sufficient to pass and approve any matter submitted to a Vote.

ARTICLE II

VENTURERS, CAPITALIZATION AND ASSESSMENTS

2.1:               Managing Venturer. TransCoastal shall be the Managing Venturer of the Joint Venture. The Joint Venture and all of its affairs, property, business, and Operations shall be managed and controlled by a majority of the Venturers. The Venturers expressly delegate management of the day-to-day Operations of the Joint Venture to the Managing Venturer. It is agreed by the Venturers that the officers of the Managing Member shall also be officers of the Joint Venture.

2.2:               Venturers. The Venturers of the Joint Venture shall be those persons participating in the Joint Venture as hereinafter authorized and provided, and defined as Venturers herein.

2.3:               Participating in Units by Managing Venturer. The Managing Venturer may:

(a)            Acquire Units pursuant to Section 2.4 hereof; or

(b)            Purchase Units of selling Venturers pursuant to Article VI hereof.

2.4:               Authorized Units. The interests of the Venturers in the Joint Venture shall be represented by Units, and there are hereby authorized a total of up to 100 Units and such additional units as may in the discretion of the Managing Venturer be necessary to purchase Working Interests if available. The Units shall be divided 50 Units to TransCoastal and 50 Units to Core for voting purposes only. TransCoastal shall be designated as the initial "Operator" of each of the Prospect Wells, and notwithstanding anything to the contrary contained in this Agreement, shall have sole authority, power and control over the day-to-day operations of the Prospect Wells.

2.4.1:          Applications by Proposed Venturers. The Managing Venturer may, in its sole discretion, decline to admit any person or persons as a Venturer for any reason whatsoever. Each Venturer, upon signing this Agreement, hereby Votes to admit all initial Venturers.

2.4.2:          Time of Admission. A person shall be deemed to have been admitted as a Venturer:

(a)            On the date this Agreement is fully executed by the Managing Venturer and all Venturers; or

(b)            If applicable, on the first day of the calendar month after which a Venturer is accepted in accordance with Article VI herein.

2.4.3:          Contributions by the Venturers. The parties hereby agree that in return for the partnership Units assigned to TransCoastal, TransCoastal shall assign to the Venture all the wellbore leases described in Exhibit "A" upon successful completion of each of the Prospect Wells, which assignments shall give the Venture all rights permitted by the leases in all depths and in all operations and activities, irrespective of kind or nature, in the wellbores of the Prospect Wells. The parties further agree that in return for the partnership Units assigned to Core, Core will supply all the necessary funds to drill, complete and equip the Prospect Wells (the "D & C Costs") up to $475,000 per well.  D& C costs in excess $475,000 per well will be split with TransCoastal bearing 60% of the costs and Core bearing 40%.

2.4.4:          Execution by Venturers. By executing this Agreement each of the Venturers hereby irrevocably agrees and commits to supplying their respective consideration described in Section 2.4.3 above to the Venture

2.5:               Registration. Upon the admission of a person as a Venturer, such person shall be registered on the records of the Joint Venture as a Venturer and a Holder of Record, together with his or her address and the Unit(s) representing his or her aggregate contribution to Joint Venture capital. Upon the assignment of a Unit pursuant to the terms of Article VI hereof, the assignee of such Unit shall be registered on the records of the Joint Venture as a Holder of Record, together with his or her address and the Unit(s) representing his or her or his or her transferor's aggregate contribution to Joint Venture capital.

2.6:               Rights of Holders of Record. A Holder of Record shall be entitled to all distributions and all allocations of Net Cash Flow, Net Proceeds, Amount Realized and Federal Income Tax Items with respect to Unit(s) registered in his or her name in the manner specified in Section 8.6 until his or her rights in such Unit(s) have been transferred and the Managing Venturer has been notified as required herein. The payment to the Holder of Record of any allocation or distribution with respect to such Unit(s) shall be sufficient to discharge the Joint Venture's obligation in respect thereto.

2.7:               Special Assessments.

2.7.1:          Special Assessment by Joint Venture. Special Assessments may be requested by the Venture in the event the Venture votes to:

(i)             Deepen a Wellbore;

(ii)            Sidetrack a Wellbore if conditions or situations are encountered which render further drilling impractical or permits Operator to abandon the well;

(iii)            Plug back a Wellbore and attempt completion in a different zone;

(iv)           Conduct any activity for the purpose of enhancing production;

(v)            Install tubing with increased production capacity;

(vi)           Install pumping equipment;

(vii)         Install pipelines;

(viii)        Install any type of gas treatment facilities or production facilities; or

(ix)            Complete any zones in addition to the first completion.

2.7.2:          Time of Payment. The request for Special Assessments shall be in writing and shall set forth the particulars with respect to the estimated costs thereof, and the Venturers will have seven (7) business days (48 hours if the rig is on location) from the date of delivery of a notice by telegram or overnight delivery to make the requested additional contribution.

2.7.3            Failure to Contribute All Special Assessments. A Venturer shall initially have no obligation to pay any of the requested Special Assessments. If a Venturer elects not to pay any Special Assessment, or if a Venturer agrees to pay any portion of a Special Assessment with respect to any particular matter covered by Special Assessments as provided above and fails to contribute his or her entire proportionate share of all Special Assessments called for by the Joint Venture with respect to such matters, within the time specified in any request there for, the Venture may, if it elects to proceed with the matter covered by the Special Assessment, receive the non-electing Venturer's allocable share of Profits and Losses attributable to the Venture pursuant to Section 8.3.2 below until such time as the Venure receives an amount equal to 200% of the unpaid Special Assessment, or unpaid portion thereof, as applicable:

2.7.4            Contribution by Managing Venturer. The Managing Venturer shall have the right to pay the Special Assessment of any Non-Consenting Venturer and succeed to all rights of, including the Unit(s) purchased by, the Non-Participating Venturer.

2.7.5            Contribution by Other Venturers. If the Managing Venturer declines or is unable to pay all or any part of the Special Assessment of a Non-Consenting Venturer, the Venturers who have contributed their Special Assessment may contribute the Special Assessment of such Non-Consenting Venturer pro rata or in such other proportion as may mutually be agreed upon by the Venturers participating in the payment of the Special Assessment of such Non-Consenting Venturer. The Venturers that pay all or a part of such Special Assessment shall succeed to all rights of the Non-Consenting Venturer in such Units in the proportion in which they have paid the Special Assessment of such Non-Consenting Venturer.

2.7.6            Sale of Abandoned Units. If all Special Assessments are not paid by the Managing Venturer or the Venturers, the Venturers shall be conclusively deemed to have consented to the sale by the Joint Venture of any abandoned Unit(s) or part thereof to, and the admission of, persons as Venturers as may be necessary to provide the capital required by the Joint Venture to fund the activity for which the Special Assessment was called.

2.7.7            Other Sources of Funds. The Managing Venturer shall have the right but not the obligation to secure the necessary funds from other sources including loans (subject to approval by a Vote of the Venturers), and if such funds are not obtainable, the Joint Venture may abandon the Initial Operations to which such Special Assessment relates.

2.8:              Additional Assessments. The Joint Venture may request Additional Assessments if it determines that Subsequent Operations are desirable in order to more fully develop the Prospect. A Venturer Votes for the Subsequent Operation by contributing his or her assessment. A Venturer shall initially have no obligation to pay any of the requested Additional Assessments. If a Venturer agrees to pay any portion of an Additional Assessment with respect to any particular Subsequent Operation and fails to contribute his or her entire proportionate share of all Additional Assessments called for by the Joint Venture with respect to such Subsequent Operation, within the time specified in any request therefore, such Venturer shall thereby be deemed a Non-Participating Venturer with respect to such Subsequent Operation only.

2.8.1:           Notice of Assessment. As the Joint Venture recommends each Subsequent Operation, the Managing Venturer will give notice, in writing, to each Venturer stating the nature and purpose of the proposed expenditure, and will attach an estimate of the complete cost of such Subsequent Operation and such Venturer's proportionate share of the total Additional Assessment. The Managing Venturer may request payment in full of such amount or payment of any portion thereof. The estimate shall not constitute a limit as to the total Additional Assessments with respect to such Subsequent Operation.

2.8.2:          Election to Participate by Venturers. Venturers may elect to be Participating Venturers with respect to any particular Subsequent Operation. This election can be made by either of the following means;

(a)            mailing a check in payment of the Additional Assessment to the Managing Venturer by United States certified mail, return receipt requested, postmarked no later than fifteen (15) business days (48 hours if the rig is on location) after the date on which notice of the Additional Assessment was sent by the Managing Venturer (provided (i) that the envelope in which such check is mailed bears the correct address of the Managing Venturer as provided in this Agreement, and (ii) that such envelope bears the proper amount of postage to effect timely delivery); or

(b)            actual delivery of a check in payment of the Additional Assessment to the office of the Managing Venturer no later than 4:00 p.m. on the twentieth (20) day after the date on which notice of the Additional Assessment was sent by the Managing Venturer.

It is further provided that the check in payment of the Additional Assessment must "clear" the bank on which it is drawn on the first attempt to present such check for payment. Failure of the check to 'clear" or "be honored by" the bank on which it is drawn will result in the maker of such check being a Non-Participating Venturer.

2.8.3:          Funds to Replace Those of Non-Participating Venturers. If less than 100% of the Venturers pay the Additional Assessments for Subsequent Operations, the Managing Venturer shall have the option, in the exercise of its sole and absolute discretion to:

(a)            Pay the Non-Participating Venturer(s)' unpaid portion of such Additional Assessment and be entitled to receive the Non-Participating Venturer(s)' allocable shares of Profits and Losses attributable to the Venture pursuant to Section 8.3.2 below  until such time as the it receives an amount equal to 200% of the unpaid Additional Assessment;

(b)            Allow any or all Participating Venturers to pay the Non-Participating Venturer(s)' unpaid portion of such Additional Assessment and therefore be entitled to receive the Non-Participating Venturer(s)' allocable shares of Profits and Losses attributable to the Non-Participating Venturer(s) interest in the Venture pursuant to Section 8.3.2 below until such time as the it receives an amount equal to 200% of the unpaid Additional Assessment;

(c)            Abandon the Subsequent Operation for which such Additional Assessment was requested, refund the Additional Assessment proceeds previously paid by the Venturers and abandon the Prospect Wells.

2.9:               Return of Capital. No Venturer has the right to require the return of all or any part of his or her capital contribution(s) or a distribution of any property from the Joint Venture prior to its termination and dissolution as provided herein.

2.10:            Interest on Capital. No interest shall be payable on any capital contributions made to the Joint Venture or on any Capital Account.

2.11:            Liability for Continuing Obligations. As joint venturers, each Venturer has all of the rights, obligations, and liabilities under the Texas Code, including joint and several liability for all of the debts, obligations, acts, omissions, risks and liabilities of the Joint Venture. Certain assessments, subject to appropriate Vote, may be made to meet Joint Venture obligations, as herein described. Upon the death, disability or other change in circumstances of a Venturer prior to completion of such Venturer's obligations to complete certain payments pursuant to this Section, such Venturer's estate, legal representative or successor shall have the status of the Venturer and of such Venturer's rights and responsibilities.

ARTICLE III

MANAGING VENTURER

3.1:               Rights and Duties. The Joint Venture and all of its affairs, property, business, and Operations shall be managed and controlled collectively by the Venturers. The Venturers expressly delegate management of the day-to-day Operations of the Joint Venture to the Managing Venturer. The officers of the Managing Venturer shall also be officers of the Joint Venture

3.2:               Reimbursement and Compensation to the Managing Venturer. The Managing Venturer shall receive as full and complete compensation for its services as managing venturer the following amounts:

3.2.1:          Monthly Reimbursement to Managing Venturer. The Managing Venturer shall receive, on a monthly basis, a reimbursement from the Joint Venture for its General and Administrative Expenses  allocable to its management of the Joint Venture and the Prospect Wells, in the amount of $500.00 per month, per well, in which the  Venture owns an interest. In additional, charges made or passed through to the Venture by the Managing Venturer (or any Affiliate), with respect to the operation of the Prospect Wells shall not exceed the Managing Vernturer's (or Affiliate's) actual cost for which the charges relate.

3.3:               Interest of the Managing Venturer in Certain Transactions. The Managing Venturer shall not be deemed to have received commissions, fees or other compensation paid to any firm, proprietorship, partnership or corporation that is an Affiliate, or in which the Managing Venturer, or any partner, officer, director or employee thereof or any member of any such person's respective immediate family, owns a beneficial interest. Nothing contained in this Agreement shall be deemed to:

(a)               Restrict the right of the Managing Venturer or any Affiliate to be reimbursed for sums actually expended in conducting the business of the Joint Venture;

(b)               Restrict the right of the Managing Venturer or any Affiliate to receive the income or distributions to which they would otherwise be entitled as the Managing Venturer or a Venturer under the terms of this Agreement; or

(c)               Prevent or restrict the Managing Venturer, or any Affiliate from obtaining or sharing in all or any part of any commissions or other sums payable in connection with any property purchased or sold by the Joint Venture.

ARTICLE IV

MANAGEMENT AND OPERATION

4.1:              Management. The Joint Venture and all of its affairs, property, business, and Operations shall be managed and controlled collectively by all the Venturers; provided, however, that the Venturers expressly delegate management of the day-to-day Operations of the Joint Venture and the Prospect Wells to the Managing Venturer. With respect to the purposes for which this Joint Venture is organized and without limiting the generality of its powers and the definition of Operations hereunder, the Managing Venturer is hereby expressly vested with the full and plenary power to:

(a)                Retain or act as operator(s) and to cause such operator(s) to drill, complete, equip, test, rework, operate, and if necessary, plug and abandon the Prospect Wells of the Joint Venture;

(b)                Conduct seismographic surveys and other geological operations and services;

(c)                Execute and deliver any and all contracts and agreements, including purchase, joint venture, Farmout and operating agreements and turnkey contracts, binding the Joint Venture in furtherance of the business purposes of the Joint Venture;

(d)               Execute and deliver, and receive or pay the consideration for, all deeds and assignments of properties or other interests transferred or acquired by the Joint Venture;

(e)                Subject to an affirmative Vote by the Venturers, make all elections or decisions, and bind the Joint Venture thereby, that may be necessary or permissible in connection with any purchase, joint venture or Farmout agreement or other type of contract under which an interest in properties is to be acquired, operated, sold or assigned (subject to Venturer's approval) by the Joint Venture;

(f)                 Maintain leases in force and effect (including paying delay rentals);

(g)                Execute and deliver all checks, drafts, or other orders for payment of funds belonging to the Joint Venture;

(h)                Execute and deliver division orders, transfer orders, pooling orders, and assignments;

(i)                 Enter into and bind the Joint Venture in the execution of dry hole letters, bottom hole and acreage contribution agreements, and Farmouts, whether such agreements cover the assignment or transfer of properties or funds to or from the Joint Venture;

(j)                 Execute operating agreements whether or not the Joint Venture or the Managing Venturer may be designated as operator there under;

(k)                Execute powers of attorney, consents, waivers and other documents that may be necessary before any court, administrative board or agency of any governmental authority, affecting the properties owned by the Joint Venture;

(l)                  Take and hold title to property, execute evidences of indebtedness or other obligations or instruments in its name or the name of a nominee all on behalf of the Joint Venture and with or without disclosing the true owner or party in interest thereto; provided, however, the Managing Venturer will use its best efforts to have title transferred to the Venture upon Completion of the Prospect Wells. The Joint Venture shall be solely entitled to all rights, titles and interests temporarily held by the Managing Venturer or nominee on behalf of the Joint Venture and solely liable for all expenses, costs and other obligations incurred in connection therewith. All such instruments so executed may be transferred into the name of the Joint Venture by assignment or otherwise or held in the name of the Managing Venturer or nominee as the Managing Venturer may determine; provided, always, that the Managing Venturer shall keep as part of the books and records of the Joint Venture and properly account on its books for each such contract, deed, note or other instrument indicating the nominal parties thereto, date thereof and general description of such document;

(m)               In general, execute all instruments of any kind or character that may be necessary or appropriate in connection with the business of the Joint Venture. In addition, while the Venture has, based on currently available geological and geophysical information, selected an oil and gas leasehold interest for exploration and development, prior to the commencement of drilling activities, the Managing Venturer may review additional geological and geophysical data from other potential acreage and determine, subject to a contrary Vote, to explore and develop such other acreage in substitution for the drilling site described in supporting documents to the Memorandum. In the event that the Managing Venturer selects an alternative drilling site, Venturers will be appropriately notified, and the site will be located within the acreage designated on the geological map appended to the Memorandum, and the Managing Venturer believes that the geological considerations will be substantially the same (or more favorable) than the drilling site previously selected;

(n)                Investigate, evaluate and subject to an affirmative Vote by the Venturers, acquire investment opportunities for the Joint Venture, to acquire on behalf of the Joint Venture oil, gas and mineral properties or other interests upon such terms as it deems advisable; and

(o)                Utilize Venture funds from all sources to undertake any Operations necessary to protect, save, restore or preserve the Prospect Wells in the event of a natural occurrence or other emergency that requires such Operations to be performed before such time that a Vote of the Venturers may be taken and when the delay of such Operation may cause: (i) a significant increase in the cost of such Operations, (ii) Completion, Drilling or other future Operations to be unfeasible, (iii) the loss of the Venture's interest in the Prospect Wells or (iv) the Venture to be subject to liability to third parties.

4.2:               Third Parties. No person dealing with the Managing Venturer shall be required to determine its authority to make any undertaking or to execute any instrument on behalf of the Joint Venture, nor to determine any fact or circumstance bearing upon the existence of such authority, and all such instruments or undertakings shall contain such provisions as the Managing Venturer deems expedient.

4.3:              Obligations of the Managing Venturer as Joint Venture Manager. The Managing Venturer shall manage the Joint Venture affairs in a prudent and businesslike manner, and in accordance with good practices in the industry. The Managing Venturer at all times shall act in the best interests of the Joint Venture in fulfillment of the purposes herein expressed and shall in all instances notify the Venturers of any transaction entered into between the Joint Venture and TransCoastal or any Affiliate.

4.4:               Insurance Coverage. In order to protect Joint Venture assets, the Managing Venturer may procure or cause to be procured and maintain or cause to be maintained in force, or contract with others to obtain and maintain in force, such insurance as in its best judgment it deems prudent to serve as protection against liability for loss and damage that may be occasioned by the activities of the Joint Venture. The cost of obtaining such insurance shall be charged to and borne by the Joint Venture. The Managing Venturer shall not be liable to any Venturer for any loss that may be sustained by the Joint Venture because the Managing Venturer did not acquire or cause to be acquired any particular type of insurance.

4.5:               Expenses. The Managing Venturer may charge to the Joint Venture and be reimbursed or pay out of Joint Venture funds, as and when available, all reasonable expenses incurred by the Managing Venturer in the operation of the Joint Venture including but not limited to expenses, charges and fees relating to:

(a)                the acquisition, preservation or protection of the Joint Venture's property, including maintaining insurance thereon and protection of title thereto,

(b)                the maintenance, operation or reworking of any Joint Venture property,

(c)                travel expenses, professional fees, attorneys' fees and court costs,

(d)                taxes on real or personal property owned by the Joint Venture,

(e)                 interest on any loan to the Joint Venture,

(f)                 normal closing costs (in the event of a sale or transfer of all or any part of the Joint Venture's property),

(g)               expenses incurred in connection with the negotiation for, or consummation of financing or renewing, rearranging or refinancing any indebtedness on the Joint Venture's property,

(h)                Operating Expenses (as defined in the Memorandum), and

(i)                  General and Administrative Expenses (as defined in the Memorandum).

4.6:              Interpretation. If any provision of this Agreement is unclear or ambiguous in the opinion of the Managing Venturer, the Managing Venturer, in its sole and absolute discretion, shall have the right and power to interpret such provision in accordance with the purposes, and in the best interests of the Joint Venture and all the Venturers; provided, that the Managing Venturer may not interpret the provisions of Section 3.2 and Articles VIII and IX hereof so as to increase its compensation as set forth herein.

4.7:              Reliance Upon Experts. The Managing Venturer may employ or retain such counsel, accountants, engineers, geologists, landmen, appraisers or other experts or advisors as it may reasonably deem appropriate for the purpose of discharging its duties hereunder, and shall be entitled to pay the fees of any such persons from the funds of the Joint Venture. The Managing Venturer may act and shall be protected in acting in good faith on the opinion or advice of, or information obtained from any such counsel, accountant, engineer, geologist, appraiser or other expert or advisor, whether retained or employed by the Joint Venture, the Managing Venturer, or otherwise, in relation to any matter connected with the administration or operation of the business and affairs of the Joint Venture.

4.8:               Limitations on Venturer's Acts.

4.8.1:          Prohibited Acts. The Venturers, including the Managing Venturer, are expressly prohibited from entering into any contract or other transaction that would:

(a)            Result in possession of Joint Venture property or assignment of any rights in specific Joint Venture property, other than for a Joint Venture purpose; or

(b)            Authorize the lending of Joint Venture funds to any partnership or joint venture in which the Managing Venturer or an Affiliate is a general partner or managing venturer.

4.8.2:          Acts Requiring Unanimous Approval. Except by the unanimous Vote of the Partners, including the Managing Venturer, no Venturer has authority to:

(a)            Assign the Joint Venture property in trust for creditors or on the assignee's promise to pay the debts of the Joint Venture;

(b)            Dispose of the good will of the business;

(c)            Do any other act, which would make it impossible to carry on the ordinary business of the Joint Venture;

(d)            Confess a judgment;

(e)            Contravene this Agreement; or

(f)            Submit a Joint Venture claim or liability to arbitration or reference.

4.9:              Other Permissible Activities. No Venturer is prevented hereby from engaging in other activities for profit, whether in the oil and gas business or otherwise. The Venturers, including the Managing Venturer and its Affiliates, have and in the future may engage in other businesses including the organization and management of additional partnerships, limited partnerships, joint ventures, or corporations for the exploration of oil and gas and must necessarily divide their time between the business of the Joint Venture and their other activities. The Venturers, including the Managing Venturer and its Affiliates are hereby authorized, during the life of the Joint Venture, to acquire oil or gas interests or properties and not offer the same to the Joint Venture. Further, nothing herein shall prevent another partnership organized by the Managing Venturer or any Affiliate from acquiring a prospect that is in the same geographical reservoir as any Prospect owned by this Joint Venture.

4.10:            Purchase of Oil and Gas Equipment from the Managing Venturer and Affiliates. The Joint Venture may purchase or acquire equipment necessary in the drilling, completion, reworking and operation of Joint Venture wells from the Managing Venturer, or an Affiliate, and such equipment may be new or used.

4.11:            Meetings. The Venturers may develop such rules and procedures they deem necessary, desirable or convenient to provide for meetings of Venturers to Vote, or to obtain the written Vote or consent of Venturers as to matters on which a Vote of the Venturers is sought. Such rules and procedures shall be in writing and shall provide for call and notice of meeting and quorum requirements (which shall be based on interests in the Joint Venture and shall require that Holders of Record of not less than fifty percent (50%) in interests (not in numbers) in the Joint Venture be present in person or by proxy). A copy of such rules and procedures shall be available for inspection by any Venturer at the principal place of business of the Joint Venture.

4.12:            Deadlock.  In the event that the Venturers are equally divided over a material matter affecting the operations of the Company (a “Deadlock”), a Venturer may notify the other Venturer(s) of the existence of a Deadlock.  The Venturers shall immediately and continuously endeavor in good faith to resolve the Deadlock.  If after five (5) business days the Venturers have failed to resolve the Deadlock, the Deadlock shall be submitted to mediation. The mediator shall have the power and authority to resolve the Deadlock and may do so by compelling production of documents, order reports or retain experts to assist him in the mediation, and the costs shall be allocated among the Venturers equally or as the mediator determines. The Venturers hereby agree to accept and abide by the decision of the mediator once rendered as the decision of the mediator shall be final for all purposes. The mediator shall be mutually selected by the parties.  If the parties are unable to mutually agree upon a mediator within five (5) business days then such inability shall be construed as an irreconcilable disagreement between the Venturers and the Managing Venturer shall then take all necessary steps to dissolve the Venture in accordance with the dissolution provisions of this Agreement.

4.13:            "Tax Matters Partner." The Managing Venturer shall be the "Tax Matters Partner" for purposes of partnership and Joint Venture proceedings as described in Subtitle F, Chapter 63, Subchapter C, of the Code. The Venturers agree to cooperate with the Managing Venturer and each other Venturer and to do or refrain from doing any and all things reasonably required to conduct such proceedings. The Venture shall reimburse the Tax Matters Partner for all costs and expenses incurred by it in performing its duties as such (including legal and accounting fees and expenses). Nothing herein shall be construed to restrict the Venture or the Managing Venturer from engaging an accounting firm or a law firm to assist the Tax Matters Partner in discharging its duties hereunder.

ARTICLE V

RIGHTS AND OBLIGATIONS OF VENTURERS; AMENDMENTS

5.1:               Venturer's Delegation of Powers. At no time during the term of the Joint Venture shall a Venturer, other than the Managing Venturer, have the power to act on behalf of, sign for or bind the Joint Venture with respect to Operations of the Joint Venture.

5.1.1:          Indemnity by Venturer. Each Venturer shall indemnify, defend, and hold harmless the Joint Venture and all other Venturers (including the Managing Venturer), their officers, directors, agents and attorneys, from and against any loss, claim, cause of action, item of damage, expense, and cost (including attorneys' fees and court costs), but only to the extent of his or her total capital contributions to the Venture, arising directly or indirectly out of:

(a)            Any act of such Venturer that is inconsistent with the rights and authority delegated to the Managing Venturer; and

(b)            Any misrepresentation made by a Venturer in the Application Agreement or elsewhere, any breach by a Venturer of any of his or her warranties, and any failure by him or her to fulfill any of his or her covenants or agreements set forth herein or elsewhere.

5.1.2:          Indemnity by Managing Venturer. The Managing Venturer shall indemnify, defend, and hold harmless the Joint Venture and all Venturers, their officers, directors, agents and attorneys, from and against any loss, claim, cause of action, item of damage, expense, and cost (including attorneys' fees and court costs) arising directly or indirectly out of:

(a)            Any willful or grossly negligent act of the Managing Venturer that is inconsistent with the rights and authority delegated to the Managing Venturer; and

(b)            Any willful or grossly negligent misrepresentation made by the Managing Venturer, and any willful or grossly negligent failure by it to fulfill any of its covenants or agreements set forth herein or elsewhere.

5.1.3:          Breach. Any action of a Venturer that is inconsistent with Section 5.1 hereof, shall:

(a)            Constitute a breach of this Agreement on the part of the Venturer so acting;

(b)            Render such Venturer subject to claims for damages asserted by the Joint Venture or the Venturers, as the case may be, to all rights of indemnification in favor of the Joint Venture and all of the Venturers as set forth in this Agreement; and

(c)            Constitute grounds for the expulsion of such Venturer from the Joint Venture, in the discretion of the Managing Venturer or based upon a Vote.

5.2:               Rights of Venturers. A Venturer shall have all the rights and obligations granted to a general partner and joint venturer under the Texas Code, subject to the terms and provisions in this Agreement, except those matters set forth in Section 152.002 of the Texas Code.

5.3:               Proposal of Amendments. Amendments to this Agreement may be proposed by either the Managing Venturer or, subject to Section 4.11 hereof, by Venturers owning not less than ten percent (10%) of all Units outstanding. Proposed amendments, subject to the conditions set forth in Section 5.5 hereof, may concern any Article of this Agreement.

5.4:              Procedure to be Followed. Following any proposal of an amendment pursuant to Section 5.3 hereof, the Managing Venturer shall, within fifteen (15) days after receipt thereof, submit to all Venturers a verbatim statement of the proposed amendment. All proposed amendments, whether proposed by the Managing Venturer or by Venturers owning not less than ten percent (10%) of the Units, shall be submitted to the Venturers for a Vote, within 30 days after the date of mailing of such notice. For purposes of obtaining a written Vote, the Managing Venturer may require response within a specified time. Any Venturer failing to notify the Managing Venturer of his or her support for or opposition to the amendment within the specified time shall be conclusively deemed to have opposed the amendment.

5.5:               Amendments Not Allowable. No amendment shall change the contributions of the Venturers required herein or retroactively adversely affect the rights and interests of any Venturer, including the Managing Venturer, including any change in the allocations set forth in Articles VIII and IX hereof without affirmative written consent.

5.6:              Meetings of Venturers. Subject to the requirements of Section 4.11 hereof, meetings of the Venturers may be called by the Managing Venturer and shall be called by it upon the written request of Venturers holding ten percent (10%) or more of the Units. The call will state the nature of the business to be transacted, and no other business will be considered. Venturers may Vote in person or by proxy at any such meeting.

5.7:               Removal of Managing Venturer. Subject to the requirements of Section 4.11 hereof, a Vote of 51% in interest of the Venturers shall have the right to remove the Managing Venturer and substitute a new managing venturer to carry on the day-to-day Operations of the Joint Venture. The removal of the Managing Venturer shall not be retroactively effective.

5.8:               Rights of the Managing Venturer Upon Removal. In the event the Managing Venturer is removed in accordance with Section 5.7 hereof, or the Managing Venturer withdraws or ceases to be a Venturer by operation of law, or otherwise, the removed Managing Venturer shall select an independent engineering firm to value the removed Managing Venturer's interest in the Joint Venture at its then present fair market value. In determining the fair market value of the Managing Venturer's interest, the independent engineer will take into account appropriate discount factors in light of the risk of recovery of oil and gas reserves. The incoming managing venturer or the Joint Venture may purchase for cash all or a portion of the interest of the removed Managing Venturer for the value determined by the independent engineering appraisal. The interest of the removed Managing Venturer not purchased by the incoming Managing Venturer or the Joint Venture shall be assigned to the removed Managing Venturer by the Joint Venture and the removed Managing Venturer shall thereafter have no further interest in the Joint Venture, except as to the interest so assigned to it. Further, upon removal or withdrawal, the Managing Venturer shall be released and indemnified from all liabilities arising after the Managing Venturer ceases to be Managing Venturer.

ARTICLE VI

TRANSFER AND ASSIGNMENT OF UNITS

6.1:               By Managing Venturer. The Managing Venturer may not, without the consent of 51% in interest of the Venturers, sell, transfer or assign its Managing Venturer's interest in the Joint Venture; provided, however, that the Managing Venturer and any Affiliate, without the consent of the Venturers, may at any time sell, transfer or assign any Unit(s) then held by them as a Venturer, subject to this Article VI. Purchasers of Units from the Managing Venturer or such Affiliates shall be admitted as Substitute Venturers.

6.2:               By Venturers. No Venturer (except a Venturer who sells his or her Units to the Managing Venturer) may sell or transfer all or any part of his or her Unit(s) until he or she shall first comply with the provisions of this Section; provided, however, that any sale, assignment or other transfer to Venturer's parents, spouse, siblings or children (either natural or adoptive) or to any trust of which the primary beneficiaries are the Venturer, his or her parents, spouse, siblings or children shall not be subject to the restrictions on transfer set forth in this Section 6.2.

6.2.1:          Notice Required. Such selling Venturer shall deliver to the Managing Venturer a written notice (the "Notice") in which he or she shall:

(a)            state his or her intention to sell or dispose of his or her Unit(s) or a part thereof;

(b)            state the price and terms of the best bona fide offer he or she has received for the purchase of such Unit(s) and the name and address of the offeror(s) making such offer; and

(c)            offer to sell such Unit(s) to the Managing Venturer on the same terms and conditions at any time within twenty (20) days after the delivery of such written notice.

6.2.2:          Option. At any time during the twenty (20) day period after the delivery of the Notice, the Managing Venturer shall have the right and option to purchase the Unit(s) so offered by the selling Venturer, and if the Managing Venturer shall decline such purchase, then the remaining Venturers shall have such option for an additional twenty (20) days, on the terms and for the price set forth in the Notice. If the option is not exercised by the Managing Venturer or the remaining Venturers, the selling Venturer may within thirty (30) days, subject to the other provisions of this Agreement, sell the Unit(s) designated in the Notice but only in accordance with the terms stated in the Notice. If the sale is not completed within such thirty (30) day period, the Notice shall be deemed to have expired and a new Notice and option shall be required before any sale or disposition is made of the Units of the selling Venturer. No sale pursuant to this section may occur unless:

(a)            the purchaser of such Unit(s) is a qualified purchaser and is approved as such by a Vote of the Venturers and in accordance with the suitability standards originally applied by the Managing Venturer to initial Venturers;

(b)            the sale, transfer, assignment, and conveyance is expressly made subject to the provisions of this Agreement;

(c)            the purchaser assumes all of the obligations of the selling Venturer under this Agreement (including the execution of a power of attorney to the Managing Venturer); and

(d)            the selling Venturer or purchaser delivers to the Managing Venturer the opinion referred to in Section 6.7.

6.2.3:          Assignment of Venturer's Interest. Unless a Venturer is admitted as an additional Venturer, a conveyance by a Venturer of his or her interest in the Joint Venture does not of itself require winding up of the Joint Venture, nor, as against the other Venturers, entitle the assignee, during the continuance of the Joint Venture, to interfere in the management or administration of the Joint Venture business or affairs. Such Conveyance merely entitles the assignee to receive in accordance with his or her contract the profits to which the assigning Venturer would otherwise be entitled and, for any proper purpose, to require reasonable information or account of Joint Venture transactions and to make reasonable inspection of the Joint Venture books.

6.2.4:          Expenses. The Joint Venture may charge and receive from the selling Venturer an amount not exceeding $1,000.00 to defray its costs and expenses, including attorney's fees, in effecting the transfer and registration on its books of such Unit(s) thus sold.

6.2.5:          Offer to Venturers. In the event that a Venturer, other than the Managing Venturer or an Affiliate to the extent it holds Unit(s), desires to sell his or her Unit(s) and has not received an offer to purchase same from any third party, he or she shall give the Notice required under Section 6.2.1 hereof, and subject to all other applicable terms and provisions of this Article VI, all Venturers shall have an option to purchase the Unit(s) so offered. In the event that no Venturer purchases such Unit(s), the selling Venturer shall have sixty (60) days after giving the Notice provided in Section 6.2.1 in which to sell such Unit(s) to any qualified person upon whatever terms he or she may negotiate before having to re-offer such Unit(s) to the other Venturers.

6.2.6:          Exercise and Procedures. All rights and options provided in this Article VI may be exercised by the Managing Venturer and Venturers entitled and electing to exercise such options in proportion to their interests in the Joint Venture or as they may mutually agree. The Venturers by Vote may promulgate such rules as they may deem appropriate and desirable to enforce the limitations on transfer of Units as set forth in this Article VI, establishing such policies, methods and procedures for effecting and evidencing such transfers as are in accordance with the provisions hereof and as may seem necessary, reasonable or convenient.

6.3:               Notice of Assignment. Notwithstanding anything in the joint venture or partnership laws of the State of Texas to the contrary, no transfer of any Unit(s), although otherwise valid under this Agreement and the Texas Code, shall be recognized by the Joint Venture until the transferor has given written notice thereof as provided herein and the transferee has become a Holder of Record.

6.4:               Bankruptcy, Death, Incapacity or Forfeiture.

6.4.1:          Continuation Agreement; Waiver of Liquidation Rights. Except for an event of termination described in Articles 1.6 and 9.1 hereof, upon the occurrence of any event that would otherwise give rise to the winding up of the Joint Venture, the Joint Venture shall be wound up but not terminated. Instead, in consideration of their mutual covenants, all of the Venturers specifically agree that in the event of any event that would otherwise give rise to the winding up of the Joint Venture, the Venturers, by executing this Agreement, hereby Vote in advance that the Joint Venture shall be continued; provided, however, that the Venturers by unanimous Vote may rescind such Vote for continuation within thirty (30) days after the event causing the winding up. Upon continuation, the business affairs of the Joint Venture shall continue and not be liquidated, and each Venturer hereby specifically waives his or her liquidation rights in such an event. Liquidation of the Joint Venture shall be caused or obtained only in the manner set forth in Section 9.1 hereof. The continued joint venture shall assume all liabilities of the dissolved Joint Venture.

6.4.2:          Status of Successor In Interest. Except as otherwise provided in the Texas Code, no assignee, transferee or successor in interest of a Venturer shall be deemed a Substitute Venturer or entitled to exercise any rights, powers or benefits of a Venturer other than the right to distribution and allocation of Net Cash Flow, Net Proceeds, Amount Realized and Federal Income Tax Items unless such assignee, transferee or successor in interest has been approved and accepted by the Venturers in accordance with this Article VI. Such successor in interest may transfer the Unit(s) of such Venturer only pursuant to the provisions of this Article VI.

6.5               Divorce. Upon the divorce of any Venturer, all of the interest in the Joint Venture of such divorced Venturer shall be determined in accordance with the Texas Code.

6.6:              Consent of Venturers. No assignee or transferee shall be deemed to be a Substitute Venturer or entitled to exercise or receive any rights, powers or benefits of a Venturer unless such assignee has been approved and accepted by the Venturers in accordance with Section 6.2.2(a), (b), (c) and (d).

6.7:              Opinion Letter. Notwithstanding anything herein to the contrary, no Venturer may sell, transfer, assign, or gift any interest in the Joint Venture without first presenting to the Managing Venturer a written opinion of counsel (in form and substance acceptable to the Managing Venturer) to the effect that such sale, transfer, assignment or conveyance will not result in a termination of the Joint Venture within the meaning of Code section 708(b).

6.8:              Subdivided Units Prohibited. Notwithstanding anything herein to the contrary, no Venturer, other than the Managing Venturer, shall be permitted to further subdivide any portion of a Unit for the purpose of a sale, transfer, assignment, conveyance, gift, donation or bequest.

ARTICLE VII

ACCOUNTING, RECORDS AND REPORTS

7.1:              Books, Records and Reports. The Joint Venture shall maintain at the principal office of the Joint Venture or at such other place as it may determine:

(a)                the books and records of the Joint Venture; and

(b)                an executed counterpart of this Agreement and all amendments thereto.

Such information, as is available pursuant to applicable Texas law, shall be open to reasonable inspection and examination by any of the Venturers, assignees, their agents, accountants, attorneys and other duly authorized representatives during regular business hours upon not less than 48 hours prior written request. The Managing Venturer may condition the disclosure of Venture books, records and reports upon a showing of a proper purpose and under such measures that the Managing Venturer reasonably believes are sufficient to maintain the confidential and proprietary nature of the information contained in such documents.

7.2:               Accounting Method. The books and records of the Joint Venture shall be kept in accordance with the terms of this Agreement applied in a consistent manner and may be kept on the cash basis if such method of accounting is permissible and the Managing Venturer deems it in the best interest of the Venture. The accounting year of the Joint Venture shall be the calendar year.

7.3:              Financial Statements and Tax Returns. At the expense of the Joint Venture, the Managing Venturer shall engage a certified public accountant to prepare the Joint Ventures' annual income tax return, the return required by Code section 6050K relating to sales and exchanges of interests in the Joint Venture, and annual financial statements, which shall include:

(a)                 a balance sheet as of the last day of the accounting year;

(b)                a statement of income or loss for the full year;

(c)                 a statement of changes in financial position;

(d)                a statement of cash flow and distributions for the full year;

(e)                a detailed statement of distributions to and changes in the Capital Accounts of all Venturers; and

(f)                 a detailed statement of assessments and borrowings, if any.

Subject to a Vote to the contrary, such financial statements shall be unaudited. Within a reasonable time after the close of each accounting year, the Managing Venturer shall transmit to each person who was a Venturer (or assignee) during such accounting year, a copy of such financial statements and a report (which may be in the form of Schedule K-1 to IRS Form 1065) indicating such persons' respective share of distributions and allocations of Profits, Losses, and, Amounts Realized, tax preference items and investment credits, if any, for such year.

7.4:               Reports. In addition to the financial information set forth in this Article VII, the Managing Venturer shall furnish to the Venturers annually the following reports dealing with Joint Venture operations:

7.4.1:          Prospect Status Reports. The Managing Venturer shall furnish reports in the form of drilling summaries indicating the status of the Joint Venture wells and a description of the Prospect Wells and costs incurred on such Prospect Wells to date.

7.4.2:          Related Party Transactions. The Managing Venturer shall furnish a detailed statement of any transactions by the Joint Venture with the Managing Venturer or its Affiliates, and of fees, commissions, compensation and other benefits paid or accrued to the Managing Venturer or its Affiliates for the period completed.

7.5:               Banks. All funds of the Joint Venture shall be deposited in a separate bank account or accounts in the name of the Joint Venture as may be determined from time to time by the Managing Venturer. Withdrawals from such account or accounts shall be made upon checks or other withdrawal orders executed by a duly authorized representative of the Managing Venturer.

7.6:               All information relating to the Joint Venture and the Joint Venturers is intended by all Joint Venturers to be confidential and a trade secret of the Venture. Any disclosure of such information to anyone other than a Venturer or their duly designated representative, or the use of any information regarding the Venture, its business or its Venturers is prohibited; provided, however, that nothing herein shall prevent or restrict the disclosure of any such information for a proper Venture business purpose or as otherwise may be required by law. The Venture and the Venturers acknowledge that any breach of the confidentiality provision herein contained may not provide the non-breaching party with an adequate remedy at law and thus, the Venturers, Venture and the Managing Venture acknowledge and agree to injunctive relief with respect to any such breach

ARTICLE VIII

ALLOCATIONS

8.1                Capital Accounts.

8.1.1            General. A separate Capital Account shall be established and maintained for each Venturer on the books and records of the Venture. Capital Accounts shall be maintained in accordance with Regulation section 1.704-1(b) and any inconsistency between the provisions of this Article VIII and such Regulation shall be resolved in favor of the Regulation. In the event the Managing Venturer shall determine that it is necessary or prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Venture of the Venturers), are computed in order to comply with such Regulations, the Managing Venturer may make any such modification, provided that it is not reasonably expected to have a material effect on the amounts distributable to any Venturer upon the dissolution of the Venture.

8.1.2            Restoration of Negative Capital Accounts. No Venturer shall be obligated to the Venture or to any other Venturer to restore any negative balance in his Capital Account. If the Capital Account of any Venturer has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the taxable year during which such liquidation occurs), such Venturer shall not be obligated to make any contribution to the capital of the Venture with respect to such deficit, and such deficit shall not be considered a debt owed to the Venture or to any other person for any purpose whatsoever.

8.2:               Allocation of Basis of Depletable Properties.

8.2.1:          Initial Operations. For purposes of depletion, the Joint Venture shall allocate to the Managing Venturer and to each Venturer on or before the date of acquisition of each oil and gas property acquired with respect to Initial Operations, a portion of the adjusted basis of such property. Such basis shall be allocated 50% to TransCoastal and 50% to Core.

8.2.2:          Allocations to Additional Venturers. On the admission of additional Venturers to participate in a Subsequent Operation to be undertaken on a property the basis of which has previously been allocated pursuant to Subsections 8.2.1, the Joint Venture shall reallocate to the Venturers participating in such Subsequent Operation, in the proportion that such Venturers are entitled to share in the Profits from the Subsequent Operations as set forth in Subsection 8.4.2, the adjusted basis of the portion of the property upon which the Subsequent Operation is to be undertaken.

8.2.3:          Records and Adjustments. Each Venturer is solely responsible for and shall separately keep records of his or her share of the adjusted basis in each oil and gas property of the Joint Venture, adjust such share of the adjusted basis for any depletion taken on such property, and use such adjusted basis each year in computing his or her cost depletion (if applicable) or his or her gain or loss on the disposition of such property by the Joint Venture. A Substitute Venturer shall succeed to the basis allocated to the transferor of his or her Unit(s).

8.3:               Allocations of Profits, Losses and Amounts Realized.

8.3.1:          Initial Operations. Except as provided in Sections 8.3.3 and 8.3.4, Profits and Losses as they relate to Initial Operations prior to Payout and after Payout shall be allocated as follows.

(a)            Prior to Payout. Prior to Payout, the Sharing Ratio of TransCoastal shall be 40% and the sharing Ratio of Core shall be 60%

(b)            After Payout. Upon Payout, the Sharing Ratio of TransCoastal shall be increased to 50% and the Sharing Ratio of Core shall be decreased to 50%.

8.3.2:          Subsequent Operations. Except as provided in Sections 8.3.3 and 8.3.4, all Profits and Losses derived by and attributable to each Subsequent Operation shall be allocated 50% to TransCoastal and 50% to Core.

Each Participating Venturer in such Subsequent Operation shall share Profits and Losses that are allocated to the Venturers pursuant to Section 8.3.2 in the proportion that such Participating Venturer's Additional Assessment Contributions bears to the Additional Assessment Contributions of all such Participating Venturers and in accordance with the provisions of Article II of this Agreement.

8.3.3:          Regulatory Allocations. Notwithstanding anything to the contrary in Sections 8.3.1 and 8.4.2:

(a)            Qualified Income Offset. This Section 8.3.3(a) incorporates the "qualified income offset" set forth in Regulation section 1.704-1(b)(2)(ii)(d) as if those provisions were fully set forth in this Section 8.4.3(a).

(b)            Minimum Gain Chargeback. In the event there is a net decrease in Partnership Minimum Gain during any fiscal year, the "minimum gain chargeback" described in Regulation section 1.704-2(f) and Regulation section 1.704-2(g) shall apply.

(c)            Partner Nonrecourse Debt Minimum Gain Chargeback. In the event there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any fiscal year, the "partner minimum gain chargeback" described in Regulation section 1.704-2(i)(4) shall apply.

(d)            Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year shall be allocated 50% to the Venturers (excluding the Managing Venturer except to the extent the Managing Venturer holds Units, and among the Venturers in the proportion that each Venturer's Units bears to the total Units of all Venturers) and 50% to the Managing Venturer.

(e)            Partner Nonrecourse Deductions. The Partner Nonrecourse Deductions of the Venturer (as determined under Regulation section 1.704-2(i)(2)) shall be allocated each year to the Venturer that bears the economic risk of loss (within the meaning of Regulation section 1.752-2) with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable.

(f)             Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Venture asset, pursuant to Code sections 734(b) or 743(b) is required, pursuant to Regulation sections 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to a Venturer in complete liquidation of its Venture interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specifically allocated to the Venturers in accordance with their share of Venture Profits as determined under Sections 8.3.1 or 8.3.2, as appropriate (in the event Regulations section 1.704-1(b)(2)(iv)(m)(2) applies) or to the Venturer to whom such distribution was made (in the event Regulations section 1.704-1(b)(2)(iv)(m)(4) applies).

8.3.4            Losses. The Losses allocated pursuant to Sections 8.3.1 and 8.3.2 shall not exceed the maximum amount of Losses that can be so allocated without causing any Venturer to have an Adjusted Capital Account Deficit.  In the event some but not all of the Venturers would have an Adjusted Capital Account Deficit as a consequence of an allocation of Losses pursuant to Sections 8.3.1 or 8.3.2, this limitation shall be applied on a Venturer by Venturer basis so as to allocate the maximum permissible Loss to each Venturer subject to the limitation under Regulations Section 1.704-1(b)(2)(ii)(d).  All Losses in excess of the limitation set forth herein shall be allocated to the other Venturers in proportion and to the extent such Losses would not cause any such other Ventures to have an Adjusted Capital Account Deficit.

8.4.               Other Allocation Rules.

(a)            Profits, Losses and any other items of income, gain, loss or deduction shall be allocated to the Venturers as of the last day of each fiscal year, or at such other time as the Managing Venturer determines that it is necessary to allocate Profits and Losses.

(b)            Each item of Venture income, gain, loss, deduction and credit as determined for United States federal income tax purposes shall be allocated among the Venturers in the same manner as such items are allocated for book purposes in accordance with the provisions of this Section 8.4(b).

(c)            The Venturers are aware of the United States federal income tax consequences of the allocations made by this Article VIII and hereby agree to be bound by the provisions of this Article VIII in reporting their shares of income and loss for United States federal income tax purposes.

(d)            For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Managing Venturer using any permissible method under Code Section 706 and the Regulations there under.

(e)            All of the Venture’s “excess nonrecourse liabilities” within the meaning of Regulations Section 1.752-3(a)(3) shall be allocated 50% to TransCoastal and 50% to Core.

8.5                 Code section 704.  In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Venture shall, solely for tax purposes, be allocated among the Venturers so as to take account of any variation between the adjusted basis of such property to the Venture for United States federal income tax purposes and its initial Gross Asset Value.

Any elections or other decisions relating to such allocations shall be made by the Managing Venturer in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section 8.5 are solely for purposes of United States federal, state, and local income taxes and shall not affect, or in any way be taken into account in computing, any Venturer’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provisions of this Agreement.

8.6:               Distributions.

8.6.1            Initial Operations.

Each Venturer shall share in distributions of Net Cash Flow pursuant to Section 8.6.1 in the proportion that such Venturer's Sharing Ratio as reflected in Section 8.3.1 of this Agreement..

8.6.2.          Subsequent Operations.

(a)        Shall be allocated 50% to TransCoastal and 50% to Core.

(b)        Each Participating Venturer in such Subsequent Operation, shall share in distributions of Net Cash Flow pursuant to Section 8.6.2(a) in the proportion that such Participating Venturer's Additional Assessment Contributions bears to the Additional Assessment Contributions of all such Participating Venturers and in accordance with the provisions of Article II of this Agreement.

8.7:              Distributions in Kind. In no event shall a Venturer have the right to demand property other than cash with respect to any return of invested capital. During the term of the Joint Venture the Managing Venturer shall make no distribution of property in any form other than in cash. On liquidation of the Joint Venture, the Managing Venturer may, in its sole and absolute discretion, distribute property other than cash to any or all of the Venturers.

8.8:              Tax Elections. The Joint Venture shall exercise its option to deduct Intangible Costs pursuant to Code section 263(c). In addition, the Managing Venturer, in its sole and absolute discretion (subject to a Vote to the contrary), may cause the Joint Venture to make or revoke the election referred to in Code section 754 or any similar provision enacted in lieu thereof, and make or revoke any other election or option that may be available to the Joint Venture under the Code.

ARTICLE IX

TERMINATION AND DISSOLUTION

9.1:               Causes for Termination and Dissolution. The Joint Venture shall be wound up and terminated on the date set forth in Section 1.6 hereof. Otherwise, the Joint Venture shall be dissolved and terminated prior to such date only upon the happening of the events as specified in Section 4.12 above and in the Texas Code. Upon the bankruptcy, insolvency, death, or legal incapacity of a Venturer or the abandonment of Units by a Venturer (or, in the case of a Venturer that is a partnership, joint venture, association, corporation or trust, its insolvency, dissolution or bankruptcy), or upon the occurrence of any other event that would otherwise give rise to the winding up of the Joint Venture, the Joint Venture shall be wound up but not terminated. Instead, in consideration of their mutual covenants, all of the Venturers agree and Vote in advance that in the event of the death, bankruptcy, insolvency, incapacity, or dissolution of any Venturer, or upon the occurrence of any other event that would otherwise give rise to the winding up and termination of the Joint Venture, the Joint Venture shall be continued and the business affairs shall continue and not be liquidated, and each Venturer hereby specifically waives his or her liquidation rights in such an event. However, the Venturers may rescind their Vote to continue the Joint Venture by unanimous Vote within thirty (30) days after the event causing the winding up. Termination of the Joint Venture shall be caused or obtained only in the manner set forth in this Article IX. The continued joint venture shall assume all liabilities of the dissolved Joint Venture.

9.2                 Liquidation. Upon winding up and termination of the Joint Venture as set forth in Section 9.1 hereof, if the Joint Venture is not continued, the Joint Venture shall engage in no further business other than such business as may be necessary to wind up its affairs and to distribute its assets.

9.3                 Liquidator. The Managing Venturer shall serve as Liquidator, unless a substitute is appointed by a Vote of the Venturers.

9.4                Disposition of Assets. On the winding up and termination of the Joint Venture, the Liquidator shall, by the later of the end of the taxable year in which the termination occurs or ninety (90) days after the termination:

9.4.1:          Determine Assets and Capital Accounts. Determine the interest of the Joint Venture in each Joint Venture asset and determine the Capital Account of each Venturer;

9.4.2:          Pay Debts. Pay all Joint Venture debts, or otherwise make adequate provision there for;

9.4.3:          Adjust Capital Accounts For Other Property. Sell or determine the Gross Asset Value of the remaining Joint Venture assets using such appraisal techniques it deems to be appropriate, taking into account the nature of the property interests. With respect to any properties not sold, the Liquidator shall, prior to any distribution of such property by the Joint Venture, adjust the Capital Accounts of all Venturers to reflect the manner in which the unrealized Profits or Losses inherent in such assets (that have not been reflected in the Capital Accounts previously) would be allocated among the Venturers, if there was taxable disposition of such assets for their Gross Asset Value on the date of distribution.

9.4.4:          Final Statement of Account. As promptly as possible after dissolution, cause a final statement of account to be prepared, which shall show with respect to each Venturer, the status of such Venturer's Capital Account and the amount, if any, owing to the Joint Venture. Such statement of each Venturer's Capital Account shall reflect all the allocations provided in Article VIII hereof and the allocations to the Capital Accounts set forth in Sections 9.4.3 and 9.4.4 hereof.

9.4.5:          Distribute Assets. The remaining Joint Venture assets (or cash realized from a sale thereof) shall be distributed to the Venturers in accordance with Section 8.6.1 or 8.6.2, as applicable, based on whether the liquidation occurs during Initial Operations or Subsequent Operations.

9.4.6:          Withholding to Pay Debts of Venturers. Notwithstanding the foregoing, if any Venturer is indebted to the Joint Venture, then until repayment thereof by him or her, the Liquidator shall retain such Venturer's distributive share of Joint Venture properties and apply such properties and the income therefrom to the full discharge and payment of such indebtedness and the cost of the operation of such properties during the period of such Liquidation; provided, however, if at the expiration of six (6) months after the Final Statement of Account has been given to such Venturer, such amount has not been paid or otherwise settled in full, the Liquidator may sell the interest of such Venturer at a public or private sale at the best price immediately obtainable, which shall be determined in the sole and absolute judgment of the Liquidator. So much of the proceeds of such sale as shall be necessary shall be applied to the payment of the amount then due under this Section, and the balance of such proceeds, if any, shall be delivered to such Venturer.

9.4.7:          Other Requirements of Law. The Liquidator shall comply with any requirements of the Texas Code or other applicable law pertaining to the winding up of a partnership at which time the Joint Venture shall stand terminated.

9.5                No Recourse. Upon winding up or termination of the Joint Venture, each Venturer shall look solely to the assets of the Joint Venture for the return of such Venturer's investment. If the Joint Venture assets remaining after payment and discharge of debts and liabilities of the Joint Venture, including any debts and liabilities owed to any one or more of the Venturers, is not sufficient to satisfy the rights of each Venturer, such Venturer shall have no recourse or further right or claim against the Managing Venturer, any Affiliate, any officer, director, employee, attorney or agent of the Managing Venturer or of any Affiliate, or the remaining Venturers.

9.6                Reserves. In winding up the affairs of the Joint Venture and distributing its assets, the Liquidator shall set up a reserve to meet any contingent or unforeseen liabilities or obligations, and shall deposit funds for such purpose, together with funds held by the Joint Venture for distribution to Venturers which remain unclaimed after a reasonable period of time, with an escrow agent retained for the purpose of disbursing such reserves and funds. At the expiration of such period as the Liquidator deems advisable, the escrow agent shall be authorized and directed to distribute the balance thereafter remaining in the manner provided in Section 9.4 hereof.

ARTICLE X

INDEMNIFICATION

10.1             Indemnification. The Joint Venture shall indemnify any person who is or was (i) a Managing Venturer of the Joint Venture, (ii) while a Venturer of the Joint Venture, serving at the request of the Joint Venture as a partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against reasonable expenses incurred by them in connection with the defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding, where the person who was, is, or is threatened to be made a named defendant or respondent in a proceeding was named because the person is or was the Managing Venturer or a Venturer, whichever is applicable, of the Joint Venture, including indemnification for such Venturer's own negligence.

10.2             Successful Defense. The Joint Venture shall indemnify each Venturer against reasonable expenses incurred by him or her in connection with a proceeding in which he or she is a party because he or she is a Venturer if he or she has been wholly successful, on the merits or otherwise, in the defense of the proceeding.

10.3             Exclusions. A Venturer may not be indemnified under this Article X for obligations resulting from a proceeding in which the person is found liable to the Joint Venture as a result of gross negligence or willful misconduct.

10.4             Expenses. "Expenses" as used herein means court costs, attorneys' fees, judgments, penalties (including excise and similar taxes), fines, settlements and other reasonable expenditures actually incurred by the person in connection with the proceeding; provided, however, if the proceeding is brought by or in behalf of the Joint Venture, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding. A determination of reasonableness of expenses shall be made by a Vote.

10.5             Advance Reimbursement. Reasonable expenses incurred by a Venturer under this Article X who was, is or is threatened to be named a defendant or respondent in a proceeding may be paid or reimbursed by the Joint Venture in advance of the final disposition of the proceeding after (i) the Joint Venture receives a written affirmation by the Venturer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under this Article X and a written undertaking by or on behalf of the Venturer to repay the amount paid or reimbursed if it is ultimately determined that he or she has not met the requirements of this Article X.

10.6             Appearance as Witness or Otherwise. The Joint Venture shall pay or reimburse expenses incurred by a Venturer under this Article X in connection with his or her appearance as a witness or other participant in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding, at a time when such Venturer is not a named defendant or respondent in the proceeding.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1             Notice. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been duly given and received for all purposes on the date delivered personally to the party or to an officer of the party to whom the same is directed, or when deposited by registered or certified mail, postage and charges prepaid and addressed as follows:

11.1.1:       Joint Venture or Managing Venturer. If to the Joint Venture or to the Managing Venturer, then to the address of the principal place of business of the Joint Venture set forth herein or as may be changed from time to time; and

11.1.2:       Venturers. If to a Venturer, then to the address of such Venturer as set forth in his or her Execution Page and Power of Attorney attached hereto as Exhibit "A" executed by such Venturer or other agreement or instrument in which such Venturer has agreed to be bound by the terms and conditions of this Agreement. Any party hereto may change his, her or its address to which notice shall thereafter be given by furnishing written notice to all the Venturers and the Joint Venture in the manner set forth in this Section.

11.2             Integration. This Agreement, together with the Questionnaire and the Application Agreement attached to the Memorandum as Exhibits, respectively, constitute the entire understanding of the parties hereto with respect to the subject matter hereof. No amendment, modification, or alteration of the terms of this Agreement shall be binding unless the same shall be in writing, dated subsequent to the date hereof and duly adopted by the Venturers, as provided herein. In the event that any provision of this Agreement conflicts with any statement made in the Confidential Information Memorandum, or in any Operating Agreement, or in any other document, the provisions of this Agreement shall prevail over such other statement.

11.3             Severability. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or enforceability of the remainder of this Agreement.

11.4             Applicable Law. This Agreement and the application or interpretation hereof shall exclusively be governed by and construed in accordance with the laws of the State of Texas. This Agreement shall be deemed to be performable in and venue shall be mandatory in Dallas County, Texas.

11.5             Execution in Counterparts. This Agreement and any amendment hereto may be executed in any number of counterparts, either by the parties hereto or their duly authorized attorney-in-fact, with the same effect as if all parties had signed the same document, or by the execution of the Power of Attorney and Execution Page in the form attached hereto as Exhibit "A" and made a part hereof. All counterparts (including such executed Power of Attorney and Execution Pages) shall be construed as and shall constitute one and the same Agreement.

11.6             Descriptive Headings. The captions included herein are for administrative convenience only and shall not be considered in interpreting any of the terms or provisions of this Agreement.

11.7             Gender and Number. Whenever the context shall so require, all words used herein in the male or neuter gender shall be deemed to include the female or neuter gender; all singular words shall include the plural, and all plural shall include the singular, as the context may require.

11.8             Press Releases and Public Filings. Both parties recognize that they are public companies and have certain disclosure requirements regarding the Securities and Exchange Commission ("SEC"). The parties hereby agree that any SEC disclosure wording or press release concerning the Joint Venture will be shared with the other party before issuance so that each party shall have the ability to comment and correct such disclosures or press releases of the other party and to make such disclosures or releases consistent with each other.

IN WITNESS WHEREOF, this Agreement has been executed by the Venturers below as of July 31, 2014.

TRANSCOASTAL CORPORATION
A Delaware corporation

By:	/s/Stuart Hagler
Stuart Hagler, Chief Executive Officer

Core Resource Management, Inc.
A Nevada corporation

By:	/s/James D. Clark
James D. Clark, President

EXHIBIT A

WELLBORE LEASE DESCRIPTIONS